Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE CONTRACT OPTION AWARD

Eau Claire, Wisconsin (April 3, 2023) – National Presto Industries, Inc. (NYSE: NPK) announced today that on March 31, 2023, the U.S. Army awarded AMTEC Corporation, its wholly-owned subsidiary, option awards totaling $88.0 million under year two (Government Fiscal Year (FY) 2023) of AMTEC’s current five-year 40mm systems contract. The option award is for high and low velocity tactical cartridges and high velocity training cartridges, with deliveries scheduled to begin in 2024 and continue into early 2026. Combined with Government FY22 awards, the total value of the current five-year 40mm systems contract is $157.8 million.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers fire extinguishers, carbon monoxide detectors, and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.